                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                          CYPRUS AMAX MINERALS COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            PHELPS DODGE CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)1 and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[PHELPS DODGE CORPORATION LOGO]



                               September 7, 1999


Dear Cyprus Amax Shareholder:

     As you probably know, Phelps Dodge Corporation has announced its intention to make an exchange offer for the outstanding common stock of Cyprus Amax Minerals Company ("Cyprus Amax") and ASARCO Incorporated ("Asarco"). Our offer would provide significant premiums to the shareholders of Asarco and Cyprus Amax, provide a substantial dividend increase and create a more cost-effective global copper producer with the operating expertise, broad resource base and financial strength to better serve the interests of all three companies' employees, customers and communities. Despite the higher market value of the Phelps Dodge offer, Asarco and Cyprus Amax have refused to meet with us to discuss this proposed three-way combination. Asarco and Cyprus Amax are instead soliciting proxies from their shareholders to approve the proposed no-premium Asarco/Cyprus Amax merger at meetings scheduled to be held on September 30, 1999.

                           PRESERVE YOUR OPPORTUNITY
            TO CONSIDER THE FINANCIALLY SUPERIOR PHELPS DODGE OFFER.

              VOTE AGAINST THE PROPOSED ASARCO/CYPRUS AMAX MERGER
      BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD TODAY.

     Under the Phelps Dodge offer, you would receive:


     - A SIGNIFICANT PREMIUM FOR YOUR SHARES. Cyprus Amax shareholders would receive 0.3135 of a share of Phelps Dodge common stock for each share of Cyprus Amax common stock. That represents a 29% premium for Cyprus Amax shareholders based on market prices of Phelps Dodge and Cyprus Amax common stock before our proposal was first publicly announced. This sizeable premium in effect represents an up-front payment to you for the substantial cost savings we expect to achieve. Because the exchange ratio in our offer and merger is fixed, this premium may decrease or increase based on changes in the market price of the companies' stock.


     - A SUBSTANTIAL INCREASE IN DIVIDENDS. Phelps Dodge intends to continue its current annual cash dividend of $2.00 per share. This would provide a substantial dividend increase to shareholders of both Asarco and Cyprus Amax -- equal to 4.1 times the dividend they would receive in the proposed Asarco/Cyprus Amax merger.

     - GREATER UPSIDE POTENTIAL. Cyprus Amax shareholders will enjoy an opportunity to participate in the greater upside potential resulting from our proposed combination through ownership of Phelps Dodge common stock, which has generated substantially better shareholder returns than Asarco and Cyprus Amax over the past 1, 3, 5, 10 and 15-year periods. Over 1, 3, 5, 10 and 15-year periods, we have delivered total returns, assuming reinvestment of dividends, to our shareholders of 22%, 13%, 20%, 161% and 1024% in contrast to negative 7%, negative 16%, negative 27%, negative 20% and 25% for Asarco and negative 26%, negative 22%, negative 40%, negative 26% and 102% for Cyprus Amax. For purposes of evaluating returns to shareholders, we selected a 15 year period to show a full copper price cycle from the low or "trough" period of 1983-1984 to the current trough in copper prices. The 1, 3, 5 and 10 year intervals were selected because these periods are frequently used to present shareholder returns for financial investments.


     IF THE ASARCO/CYPRUS AMAX MERGER IS APPROVED, YOU WILL NOT HAVE THE OPPORTUNITY TO ACCEPT THE FINANCIALLY SUPERIOR PHELPS DODGE OFFER.


     Phelps Dodge has conditioned its offer upon the occurrence of various events, including (i) the rejection of the proposed Asarco/Cyprus Amax merger,
(ii) the tender of a minimum number of shares of Cyprus Amax common stock constituting at least a majority of the total number of such shares outstanding,
(iii) the making of Cyprus Amax's "poison pill" shareholder rights plan inapplicable to our offer, (iv) any supermajority vote applicable to the merger being satisfied or rendered inapplicable to our offer, (v) approval by the Phelps Dodge stockholders of the issuance of Phelps Dodge common stock in our offer, and (vi) the waiting period under the HSR Act having expired or been terminated.


     Our offer -- and our premium price -- is based on the benefits of integrating all three companies now, not on the chance of a combination at some unknown future date. Accordingly, a vote by you and your fellow shareholders AGAINST the proposed Asarco/ Cyprus Amax merger is an important step in ensuring the success of the Phelps Dodge offer. We urge you to send a strong message to your directors that they should take all necessary steps to remove all obstacles to the Phelps Dodge offer and give Cyprus Amax shareholders an opportunity to decide for themselves whether the Phelps Dodge offer is in their best interests.

                 THE PHELPS DODGE OFFER CREATES SUPERIOR VALUE

     In addition to the substantial immediate financial benefits to Cyprus Amax shareholders, our proposed combination of Phelps Dodge, Asarco and Cyprus Amax presents a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to excel in all business cycles. We believe that this three-way combination will provide superior value creation opportunities, on an ongoing basis, for the shareholders of all three companies.

     We believe that your ability to participate in this value creation, through your ownership of Phelps Dodge common stock, is an important element of our offer. Over the past several years, Phelps Dodge's stock price has significantly outperformed the stock prices of Asarco and Cyprus Amax. While we cannot make promises about future returns, we believe that our performance record indicates that we are best equipped to extract value out of the Asarco and Cyprus Amax assets.


     In an effort to provide you -- the owners of Cyprus Amax -- an opportunity to maximize the value of your investment in Cyprus Amax, Phelps Dodge has commenced an exchange offer for each outstanding share of common stock of Cyprus Amax in exchange for common stock of Phelps Dodge in a tax-free transaction. Enclosed is a copy of the Phelps Dodge Prospectus, dated September 2, 1999, which sets forth the terms and conditions of the Phelps Dodge offer.

                             YOUR VOTE IS ESSENTIAL

     IF YOU WANT TO ACCEPT THE PHELPS DODGE OFFER, VOTE AGAINST THE PROPOSED ASARCO/CYPRUS AMAX MERGER. YOUR VOTE AGAINST THE PROPOSED ASARCO/CYPRUS AMAX MERGER, WILL NOT OBLIGATE YOU TO ACCEPT, OR TO EXCHANGE YOUR CYPRUS AMAX COMMON SHARES PURSUANT TO, THE PHELPS DODGE OFFER.


     [IF YOU HAVE ALREADY VOTED FOR THE PROPOSED ASARCO/CYPRUS AMAX MERGER, IT'S NOT TOO LATE TO CHANGE YOUR VOTE BY SIMPLY SIGNING, DATING AND RETURNING THE GOLD PROXY CARD TODAY IN THE POSTAGE-PAID ENVELOPE. IF THE ASARCO/CYPRUS AMAX MERGER IS REJECTED, YOU WILL NOT BE PRECLUDED FROM ACCEPTING, OR EXCHANGING YOUR CYPRUS AMAX COMMON SHARES PURSUANT TO, THE PHELPS DODGE OFFER EVEN IF YOU VOTE FOR THE PROPOSED ASARCO/CYPRUS AMAX MERGER.


     Thank you for your consideration and support.

                                          Sincerely,

                                          /s/ Douglas C. Yearley

                                          Douglas C. Yearley

                                          Chairman and Chief Executive Officer


     THE PHELPS DODGE PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES WITH RESPECT TO THE PROPOSED ASARCO/CYPRUS AMAX MERGER AND IS NEITHER A REQUEST FOR THE TENDER OF SHARES OF CYPRUS AMAX COMMON STOCK NOR AN OFFER TO SELL SHARES OF PHELPS DODGE STOCK. THE PHELPS DODGE OFFER WILL BE MADE ONLY BY MEANS OF THE PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL WHICH WERE MAILED TO YOU WITH THIS PROXY STATEMENT.

                          IMPORTANT VOTING INFORMATION

     Only Asarco Shareholders of record on August 25, 1999 are entitled to vote.

     1. If your shares are held in your own name, please sign, date and return the enclosed GOLD proxy card in the postage-paid envelope provided with this letter. If your shares are held in the name of a brokerage firm, bank or other institution, please sign, date and return the GOLD proxy card to such brokerage firm, bank or other institution in the envelope provided by that firm.

     2. Please be sure your latest dated proxy is a GOLD card voting AGAINST the approval and adoption of the Asarco/Cyprus Amax merger.

     3. If you have already voted for the proposed Asarco/Cyprus Amax merger on Asarco's WHITE proxy card, it is not too late to change your vote -- simply sign, date and return the GOLD proxy card. Only your latest dated proxy will be counted.

     If you have any questions or require any assistance in voting your shares, please contact:

                           INNISFREE M&A INCORPORATED
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                         CALL TOLL-FREE: 1-877-750-5838
                Bankers and Brokers Call Collect: (212) 750-5833

                        SPECIAL MEETING OF SHAREHOLDERS

                                       OF
                          CYPRUS AMAX MINERALS COMPANY

                           -------------------------

               RELATING TO THE PROPOSED ASARCO/CYPRUS AMAX MERGER

                           -------------------------

                                PROXY STATEMENT
                                       OF
                            PHELPS DODGE CORPORATION


     This Proxy Statement is furnished by Phelps Dodge Corporation, a New York corporation ("Phelps Dodge"), in connection with its solicitation of proxies to be voted at the special meeting of shareholders of Cyprus Amax Minerals Company ("Cyprus Amax") to be held on September 30, 1999 at the World Financial
Center -- North Tower, 250 Vesey Street, New York, New York, at 10:00 a.m. local time, and at any adjournments, postponements or reschedulings thereof (the "Special Meeting"). This Proxy Statement is first being mailed to Cyprus Amax Shareholders (as defined below) on or about September 7, 1999.


     On August 11, 1999, in a letter to Mr. Francis R. McAllister, Chairman of the Board and Chief Executive Officer of ASARCO Incorporated ("Asarco"), and Milton H. Ward, Chairman, Chief Executive Officer and President of Cyprus Amax, Phelps Dodge proposed a three-way combination of Phelps Dodge, Asarco and Cyprus Amax that it believed to be financially superior to the proposed Asarco/Cyprus Amax Merger. Following the immediate refusal by Messrs. McAllister and Ward to even discuss this proposal, on August 12, 1999, Phelps Dodge sent a written proposal detailing the three-way combination to the board of directors of each company and requesting a response by the close of business of Friday, August 20, 1999. See "Background of the Solicitation -- The August 12 Proposal and Related Communications" below.

     On August 20, 1999, Asarco and Cyprus Amax filed a joint proxy statement/ prospectus in connection with the proposed Asarco/Cyprus Amax Merger, and for the first time disclosed the terms of their merger agreement. In addition, Asarco and Cyprus Amax issued a press release announcing that they had set August 25, 1999 as the record date for determining shareholders entitled to vote at the shareholder meetings, scheduled for September 30, 1999, to consider approval of their proposed merger. Asarco and Cyprus Amax also disclosed Phelps Dodge's August 12, 1999 proposal and announced that they were rejecting it.


     During the afternoon of August 20, 1999, Phelps Dodge issued a press release announcing its revised proposal to acquire Asarco and Cyprus Amax which offered a higher premium to the Asarco and Cyprus Amax shareholders than the August 12, 1999 proposal. Phelps Dodge also delivered a letter to the Asarco and Cyprus Amax boards of directors summarizing the higher premium proposal and asking to meet with the management of Asarco and Cyprus Amax. On August 25, 1999, Asarco and Cyprus Amax sent a letter to Phelps Dodge stating that they were prepared to negotiate a three-way transaction if such transaction included exchange ratios of 0.4055 shares of Phelps Dodge common stock for each Cyprus Amax share and 0.5300 shares of Phelps Dodge common stock for each Asarco share, and met a number of other conditions.


     On August 27, 1999, Phelps Dodge publicly announced its intention to commence an offer (the "Offer") to exchange shares of common stock, par value $6.25 per share, of Phelps Dodge (the "Phelps Dodge Common Stock") for each issued and outstanding share of common stock, without par value, of Cyprus Amax (each, a "Share"), as well as any preferred share purchase rights (the "Rights") associated with the shares pursuant, to the Cyprus Amax rights agreement (the "Rights Agreement"). On September 3, 1999, Phelps Dodge commenced the Offer. Pursuant to the Offer, each Share will be exchanged for 0.3135 of a share of Phelps Dodge Common Stock. Phelps Dodge intends, as soon as practicable after consummation of the Offer, to acquire the remaining Shares pursuant to a merger with Cyprus Amax (the "Merger") in which each outstanding Share not acquired by Phelps Dodge pursuant to the Offer would be converted into the right to receive
0.3135 of a share of Phelps Dodge Common Stock. The Offer will be made solely pursuant to a prospectus dated September 2, 1999 (the "Phelps Dodge Prospectus") and the related Letter of Transmittal which are being mailed separately to Cyprus Amax Shareholders with this Proxy Statement.


     THIS PROXY STATEMENT IS NEITHER A REQUEST FOR THE TENDER OF SHARES NOR AN OFFER WITH RESPECT THERETO. THE OFFER WILL BE MADE ONLY BY MEANS OF THE PHELPS DODGE PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL WHICH WILL BE SEPARATELY MAILED TO YOU.


     Completion of the Offer and consummation of the Merger is subject to various conditions, including (i) a condition that the Asarco/Cyprus Amax Merger is rejected, (ii) the tender of a minimum number of Shares constituting at least a majority of the total number of Shares outstanding, (iii) the redemption of the Rights or amendment of the Rights Agreement so as to not be triggered by the Offer, (iv) any supermajority vote applicable to the merger being satisfied or rendered inapplicable to the Offer, (v) approval by the Phelps Dodge stockholders of the issuance of Phelps Dodge Common Stock in the Offer, and (vi) the waiting period under the HSR Act having expired or been terminated. In order for the Offer to proceed, the Cyprus Amax board of directors must redeem their Rights or amend their Rights Agreement to make it inapplicable to the Offer and the Merger with Phelps Dodge. Alternatively, a court must invalidate the Rights Agreement. Moreover, the Cyprus Amax board must approve the Offer for purposes of Section 203 of the DGCL or Phelps Dodge must acquire at least 85% of the Cyprus Amax Shares in its Offer. In addition, the Cyprus Amax board must approve the merger with Phelps Dodge for purposes of Article Sixth of the Cyprus Amax Restated Certificate of Incorporation or Phelps Dodge must acquire at least 75% of the Cyprus Amax Shares in the Offer. Cyprus Amax Shareholders should read the enclosed copy of the Phelps Dodge Prospectus, which sets forth in detail the terms and conditions of the Offer and the Merger.


     With the cooperation of Cyprus Amax, Phelps Dodge believes that the Offer and the Merger could be completed early in the fourth quarter of 1999. Phelps Dodge believes that it will be able to obtain all necessary regulatory approvals for the Offer on a basis that will permit it to complete the three-way merger early in the fourth quarter of 1999. Consequently, the proposed Asarco/Cyprus Amax Merger offers no significant timing advantage over the Offer and the Merger. For a complete description of the conditions of the Offer and the Merger, see "The Offer -- Conditions of the Offer" in the enclosed Phelps Dodge Prospectus.

     If Asarco and Cyprus Amax do not cooperate and their shareholders approve the Asarco/Cyprus Amax Merger, Phelps Dodge will withdraw its exchange offers.

     If Asarco and Cyprus Amax do not cooperate and the shareholders of either or both of Asarco and Cyprus Amax do not approve the Asarco/Cyprus Amax Merger, Phelps Dodge believes that the Asarco and Cyprus Amax boards should at that point respect the vote of their shareholders and, in accordance with their fiduciary duties, promptly meet with us to discuss a negotiated transaction among all three companies. Phelps Dodge will continue to pursue vigorously its proposed three-way merger.

     At the Special Meeting, Cyprus Amax Shareholders of record at the close of business on August 25, 1999 (the "Record Date") will be voting on whether to approve and adopt, among other things, the Agreement and Plan of Merger, dated as of July 15, 1999 (the "Asarco/Cyprus Amax Merger Agreement"), by and among Asarco, Cyprus Amax, Asarco Cyprus Incorporated, a newly-formed Delaware corporation ("Asarco Cyprus Incorporated"), and two subsidiaries of Asarco Cyprus Incorporated, providing for the merger of those subsidiaries with and into Asarco and Cyprus Amax, respectively, with Asarco and Cyprus Amax each surviving (the "Asarco/Cyprus Amax Merger"). Under the terms of the Asarco/Cyprus Amax Merger Agreement, (i) each share of common stock of Asarco (the "Asarco Shares") would be converted into one share of common stock of Asarco Cyprus Incorporated ("Asarco Cyprus Incorporated Common Stock"), (ii) each Share would be converted into 0.765 shares of Asarco Cyprus Incorporated Common Stock, and (iii) each outstanding share of Cyprus Amax Series A convertible preferred stock would be converted into one share of Series A convertible preferred stock of Asarco Cyprus Incorporated (the "Asarco Cyprus Incorporated Preferred Stock").

     PHELPS DODGE URGES YOU TO VOTE AGAINST THE PROPOSED ASARCO/CYPRUS AMAX MERGER. THIS WILL PRESERVE YOUR OPPORTUNITY TO ACCEPT THE PHELPS DODGE OFFER, WHICH PHELPS DODGE BELIEVES IS FINANCIALLY SUPERIOR TO THE PROPOSED ASARCO/CYPRUS AMAX MERGER.

     The Cyprus Amax directors have rejected our August 12 proposal and our higher premium August 20 proposal, have refused to meet with us and accordingly have prevented the Cyprus Amax Shareholders from realizing the benefits of our proposal. Instead of sitting down to discuss our proposal, the Cyprus Amax directors have announced that they determined that if the Asarco/Cyprus Amax Merger is completed, the resulting company will make a special payment of $5.00 per share to the stockholders of that company. The Cyprus Amax directors also stated in a letter dated August 25, 1999 that they would only be willing to negotiate if Phelps Dodge offered an exchange ratio of 0.4055 Phelps Dodge shares for each Cyprus Amax Share. Phelps Dodge does not believe this proposed exchanged ratio is a reasonable basis for a transaction. Despite our invitations to discuss our proposals, however, the Cyprus Amax board of directors has remained intent on pursuing the proposed Asarco/Cyprus Amax Merger even though such transaction offers Cyprus Amax Shareholders significantly less value and far lower dividends.


     Cyprus Amax Shareholders will lose the benefits of the Offer if the proposed Asarco/ Cyprus Amax Merger is approved. Accordingly, if you wish to preserve your opportunity to accept the Offer, which Phelps Dodge believes is financially superior to the proposed Asarco/Cyprus Amax Merger, we urge you to vote AGAINST the proposed Asarco/

Cyprus Amax Merger. If the Cyprus Amax Shareholders reject the Asarco/Cyprus Amax Merger, Phelps Dodge believes the Cyprus Amax directors should respect your vote and take all necessary action in accordance with their fiduciary duties to allow the Offer to proceed.

     IF YOU WANT TO HAVE AN OPPORTUNITY TO CONSIDER AND ACCEPT THE PHELPS DODGE OFFER, VOTE AGAINST THE APPROVAL AND ADOPTION OF THE ASARCO/CYPRUS AMAX MERGER BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD TODAY. IF THE ASARCO/CYPRUS AMAX MERGER IS REJECTED, YOU WILL NOT BE PRECLUDED FROM ACCEPTING, OR EXCHANGING YOUR SHARES PURSUANT TO, THE OFFER, EVEN IF YOU VOTE FOR THE PROPOSED ASARCO/CYPRUS AMAX MERGER.

                           -------------------------

                                   IMPORTANT

     REJECTION OF THE PROPOSED ASARCO/CYPRUS AMAX MERGER BY THE CYPRUS AMAX SHAREHOLDERS WILL SATISFY ONE OF THE CONDITIONS OF THE PHELPS DODGE OFFER. IF YOU WANT TO ACCEPT THE PHELPS DODGE OFFER, WE URGE YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY TO VOTE AGAINST THE APPROVAL AND ADOPTION OF THE ASARCO/CYPRUS AMAX MERGER.

     REJECTION OF THE PROPOSED ASARCO/CYPRUS AMAX MERGER WILL BE AN IMPORTANT STEP IN SECURING THE SUCCESS OF THE PHELPS DODGE OFFER.

     IF YOU HAVE ALREADY SENT A PROXY TO THE CYPRUS AMAX BOARD OF DIRECTORS, IT IS NOT TOO LATE TO CHANGE YOUR VOTE. YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE APPROVAL AND ADOPTION OF THE ASARCO/CYPRUS AMAX MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD PROXY.

         REASONS TO VOTE AGAINST THE PROPOSED ASARCO/CYPRUS AMAX MERGER

     Here's why you should vote AGAINST the approval and adoption of the proposed Asarco/Cyprus Amax Merger:

     Phelps Dodge believes that the Offer is financially superior for the Cyprus Amax Shareholders than either Cyprus Amax remaining independent or Cyprus Amax completing the proposed Asarco/Cyprus Amax Merger. A summary description of certain terms of the proposed Asarco/Cyprus Amax Merger appears under "Background of the Solicitation -- The Asarco/Cyprus Amax Merger."

     Advantages of the Offer and the Merger, as compared to the proposed Asarco/Cyprus Amax Merger, include, among others:

     - A SIGNIFICANT PREMIUM FOR YOUR SHARES. Cyprus Amax Shareholders would receive 0.3135 of a share of Phelps Dodge common stock for each share of Cyprus Amax common stock. This represents a 29% premium for Cyprus Amax's shareholders based on market prices of Phelps Dodge and Cyprus Amax common stock before our proposal was first publicly announced. This sizeable premium in effect represents an up-front payment to you for the substantial cost savings we expect to achieve. Because the exchange ratio in the Offer and Merger is fixed, this premium may decrease or increase based on changes in the market price of the companies' stock.

     - A SUBSTANTIAL INCREASE IN DIVIDENDS. Phelps Dodge intends to continue its current annual cash dividend of $2.00 per share. This would provide a substantial dividend increase to shareholders of both Asarco and Cyprus Amax -- equal to 4.1 times the dividend Cyprus Amax Shareholders would receive in the proposed Asarco/Cyprus Amax Merger.


     - GREATER UPSIDE POTENTIAL. Cyprus Amax Shareholders will enjoy an opportunity to participate in the greater upside potential resulting from our proposed combination through ownership of Phelps Dodge common stock, which has generated substantially better shareholder returns than Asarco and Cyprus Amax over the past 1, 3, 5, 10 and 15-year periods. Over 1, 3, 5, 10 and 15-year periods, we have delivered total returns, assuming reinvestment of dividends, to our shareholders of 22%, 13%, 20%, 161% and 1024% in contrast to negative 7%, negative 16%, negative 27%, negative 20% and 25% for Asarco and negative 26%, negative 22%, negative 40%, negative 26% and 102% for Cyprus Amax. For purposes of evaluating returns to shareholders, we selected a 15 year period to show a full copper price cycle from the low or "trough" period of 1983-1984 to the current trough in copper prices. The 1, 3, 5 and 10 year intervals were selected because these periods are frequently used to present shareholder returns for financial investments.


     A VOTE AGAINST THE ASARCO/CYPRUS AMAX MERGER AGREEMENT WILL SATISFY ONE OF THE CONDITIONS OF THE PHELPS DODGE OFFER.


     One condition of the Offer is that (i) the Cyprus Amax Shareholders have voted to reject the Asarco/Cyprus Amax Merger or (ii) the Asarco/Cyprus Amax Merger Agreement is otherwise terminated. Thus, a vote against the approval of the Asarco/ Cyprus Amax Merger moves all Cyprus Amax Shareholders closer to being able to benefit from the Offer. In addition, the Offer is conditioned upon the satisfaction of other material conditions including (i) the tender of a minimum number of Shares constituting at least a majority of the total number of Shares outstanding, (ii) the redemption of the Rights or amendment of the Rights Agreement so as to not be triggered by the Offer, (iii) any supermajority vote applicable to the merger being satisfied or rendered inapplicable to the Offer, (iv) approval by the Phelps Dodge stockholders of the issuance of Phelps Dodge Common Stock in the Offer, and (v) the waiting period under the HSR Act having expired or been terminated.


     A VOTE AGAINST THE ASARCO/CYPRUS AMAX MERGER AGREEMENT SENDS A STRONG MESSAGE TO THE CYPRUS AMAX DIRECTORS THAT YOU WANT TO PRESERVE YOUR OPPORTUNITY TO ACCEPT THE OFFER, WHICH PHELPS DODGE BELIEVES IS FINANCIALLY SUPERIOR TO THE PROPOSED ASARCO/CYPRUS AMAX MERGER.

     TO HELP OBTAIN THE MAXIMUM VALUE FOR YOUR SHARES, RETURN YOUR GOLD PROXY AGAINST THE APPROVAL OF THE ASARCO/CYPRUS AMAX MERGER AGREEMENT.

     WE URGE YOU TO SEND THE CYPRUS AMAX DIRECTORS A CLEAR MESSAGE THAT THEY SHOULD TAKE ALL NECESSARY STEPS TO REMOVE ALL OBSTACLES TO THE OFFER.

     Failure to vote against the approval of the proposed Asarco/Cyprus Amax Merger will not prevent you from tendering your Shares in the Offer, and a vote against the approval of the proposed Asarco/Cyprus Amax Merger will not obligate you to tender your Shares in the Offer. However, your vote against the proposed Asarco/Cyprus Amax Merger will help preserve your opportunity to accept the Offer.

                         BACKGROUND OF THE SOLICITATION

INITIAL CONTACT

     In the autumn of 1996, Douglas C. Yearley, Chairman and CEO of Phelps Dodge, had an informal conversation with Richard de J. Osborne, then Chairman, Chief Executive Officer and President of Asarco, regarding a possible combination of the two companies. Mr. Osborne declined to hold discussions on this subject.

     On July 15, 1999, Asarco and Cyprus Amax announced that they had agreed to combine their companies into a new company to be called "Asarco Cyprus Incorporated." According to the press release issued by Asarco and Cyprus Amax, Cyprus Amax Shareholders would receive 0.765 shares of the combined company for each of their Cyprus Amax shares, while Asarco shareholders would receive one share of the combined company for each of their Asarco shares. The combined company would also have an initial dividend rate of $0.05 per share per quarter, or $0.20 annually. The transaction was approved by the Boards of Directors of Asarco and Cyprus Amax, but remains subject to regulatory approvals and shareholder approvals.

     On August 10, 1999, Mr. Yearley telephoned Milton H. Ward, Cyprus Amax's Chairman, Chief Executive Officer and President, and Francis R. McAllister, Asarco's Chairman and Chief Executive Officer, to propose a meeting to discuss the possibility of a three-way combination involving Phelps Dodge, Asarco and Cyprus Amax. Shortly thereafter, Messrs. Ward and McAllister sent the following letter to Mr. Yearley:

                                                                 August 10, 1999
Douglas C. Yearley
Chairman, President and
  Chief Executive Officer
Phelps Dodge Corporation
2600 North Central Avenue -- 16th Floor
Phoenix, AZ 85004-3014

Dear Doug:

     We have discussed your request to meet with us jointly. We would like to advise you that Cyprus Amax and Asarco are pursuing a combination under a Merger Agreement dated July 15, 1999. Under the terms of that Agreement we are not at liberty to have a discussion of the nature you were suggesting earlier today.

     Best regards,

/s/ MILTON H. WARD                             /s/ FRANCIS R. MCALLISTER
---------------------------------------------  ---------------------------------------------
Milton H. Ward                                 Francis R. McAllister
Chairman, Chief Executive                      Chairman and Chief Executive Officer
  Officer and President                        ASARCO Incorporated
  Cyprus Amax Minerals Company

     On August 11, 1999, during the late afternoon, Mr. Yearley and J. Steven Whisler, Phelps Dodge's President and Chief Operating Officer, sent the following letter to Messrs. McAllister and Ward:

                    [LETTERHEAD OF PHELPS DODGE CORPORATION]

                                                                 August 11, 1999

Francis R. McAllister
Chairman and Chief Executive Officer
ASARCO Incorporated
180 Maiden Lane
New York, NY 10038

Milton H. Ward
Chairman, Chief Executive Officer and President
Cyprus Amax Minerals
9100 East Mineral Circle
Englewood, CO 80112

Dear Frank and Milt:

     We are disappointed that you have declined to meet with us. As you know from our telephone conversations, we have considered your pending business combination and would like to discuss with you our proposal, described in more detail below, to combine all three of our companies in a negotiated transaction.

     We believe that a three-way combination of Phelps Dodge, Asarco and Cyprus Amax would create superior shareholder value for the shareholders of Asarco and Cyprus Amax. A three-way combination, by creating a lower-cost global competitor, would also benefit the employees and customers of all three companies. For these reasons, we are approaching you to discuss the concept of a three-way combination.

     We propose that all of the outstanding common stock of both Asarco and Cyprus Amax be exchanged for Phelps Dodge common stock. The transaction would be tax-free to your shareholders.

     A combination of these businesses would result in cost savings well in excess of the amounts you have indicated to be achievable through your pending merger. Preliminarily we estimate that the annual cash cost savings reach at least $150 million.

     We propose to reward your shareholders for these substantial incremental benefits by offering your shareholders an exchange ratio of 0.3756 Phelps Dodge common shares for each Asarco common share and 0.2874 Phelps Dodge common shares for each Cyprus Amax common share. These exchange ratios preserve the relative economics of your proposed combination and imply premiums of approximately 25% based on current market prices for Asarco and Cyprus Amax.

     We believe this proposal creates superior value for your shareholders based on:

     - the sizeable premium we are offering which, in effect, represents up-front payment to your shareholders for the substantial cost savings we expect to achieve;

     - their opportunity to participate in the ongoing value creation of the combined company; and

     - our planned continuation of the current $2.00 per share Phelps Dodge common stock dividend resulting in substantial dividend increases for both Asarco and Cyprus Amax shareholders to 3.76 times the level contemplated in your pending merger.

     Our preference is for a combination of all three companies, which would of course involve the consent of both Asarco and Cyprus Amax to a modification of your existing agreement.

     Since your merger agreement has not been publicly filed, we have not had the opportunity to review its terms. Based on your August 10, 1999 letter, it is unclear to us whether discussions may proceed once you receive a written proposal such as this letter. In any event, if necessary under your merger agreement, we request that you grant one another waivers to allow meetings with us on our proposal which, as discussed below, would be far more favorable to your shareholders than your proposed merger.

     We are confident that the market reaction to a three-way combination would be positive. In particular we believe the market would recognize:

     - the significantly stronger ability of the combined company, relative to the Asarco/Cyprus Amax combination, to integrate southwest U.S. mining operations, administrative functions in Chile and Peru and world-wide exploration and development activities;

     - the financial strength of the combined company and ability to create a world class portfolio of cost competitive mining assets;

     - a strong and deep management team, at both the operating and corporate levels, with strong credibility in the marketplace;

     - the ability to eliminate substantial overhead, exploration, purchasing and other expenses through the consolidation;

     - the tremendous operating leverage of the combined company, together with enough diversity in other businesses to mitigate cyclical downturns;

     - the ability of the combined company to reduce capital expenditures;

     - a strong, liquid balance sheet, with excellent access to capital; and

     - how all of these factors would build greater shareholder value, on an ongoing basis, for the shareholders of all three companies.

     This is intended to be a confidential proposal which is subject to the execution of a definitive merger agreement and receipt of customary approvals, including approval by our respective Boards of Directors and shareholders. We have conducted in-depth analyses of the proposed three-way combination from a regulatory perspective and have concluded that it will be possible to obtain the necessary approvals on a timely basis.

     We believe that our proposal is substantially more attractive to your shareholders than your pending merger. In addition to the sizeable premium we are offering, your shareholders would participate, through their ongoing Phelps Dodge common stock ownership, in a larger enterprise with greater realizable cost savings and synergies, a stronger portfolio of cost competitive assets and a deep management team with a strong operating record. We have no doubt that your shareholders will enthusiastically embrace our proposal once they learn of it.

     We have discussed this proposal with our Board, which fully supports it. We are confident of our ability, with your cooperation, to complete this transaction as quickly as your proposed two-party Asarco/Cyprus Amax merger.

     We are firmly committed to moving forward quickly to consummate this transaction. As we mentioned, we would be happy to meet with you in New York or another mutually convenient location to amplify our proposal. In any event, we would appreciate a response by 5:00 p.m., New York time, on Wednesday, August 18, 1999.

Sincerely,

/s/ DOUGLAS C. YEARLEY                         /s/ J. STEVEN WHISLER
---------------------------------------------  ---------------------------------------------
Douglas C. Yearley                             J. Steven Whisler
Chairman and Chief Executive Officer           President and Chief Operating Officer

THE AUGUST 12 PROPOSAL AND RELATED COMMUNICATIONS

     On the morning of August 12, 1999, Messrs. McAllister and Ward telephoned Mr. Yearley and once again refused to meet to discuss Phelps Dodge's proposal. That afternoon, Phelps Dodge sent the following letter to the board of directors of Cyprus Amax (and sent a substantially similar letter to the board of directors of Asarco):

                    [LETTERHEAD OF PHELPS DODGE CORPORATION]

                                                                 August 12, 1999

Board of Directors of Cyprus Amax Minerals Company
c/o Milton H. Ward
Chairman, Chief Executive Officer and President
Cyprus Amax Minerals Company
9100 East Mineral Circle
Englewood, CO 80112

Ladies and Gentlemen:

     We would like to engage in discussions on our proposal to combine Asarco, Cyprus Amax and Phelps Dodge in a negotiated transaction. Our proposal, described in more detail in the attached correspondence, is far better for the shareholders of your company than your pending merger with Cyprus Amax because of:

     - the sizeable premium we are offering which, in effect, represents an up-front payment to your shareholders for the substantial cost savings we expect to achieve;

     - our planned continuation of the current $2.00 per share Phelps Dodge common stock dividend resulting in a substantial dividend increase for Asarco shareholders to more than three times the level contemplated in your pending merger; and

     - their opportunity to participate in the ongoing value creation of the combined company through the ownership of Phelps Dodge common stock.

     In our attached letter of August 11, we proposed specific exchange ratios of Phelps Dodge shares for Asarco and Cyprus Amax shares. Based on the August 11 closing price of Phelps Dodge, Asarco and Cyprus Amax shares, these ratios implies premiums of approximately 25% for each of Asarco and Cyprus Amax and preserved the relative economics of your proposed combination with Cyprus Amax. We would reiterate our intention on the basis of the current levels of Phelps Dodge, Asarco and Cyprus Amax share prices to pay premiums of approximately 25% for Asarco and Cyprus Amax.

     We believe that consideration in the form of Phelps Dodge common stock should be particularly attractive to your shareholders. Over the past several years Phelps Dodge's stock price has significantly outperformed the stock prices of Asarco and Cyprus Amax. As a result of Phelps Dodge's higher dividend, the level of outperformance is even greater when viewed on the basis of the total return to shareholders assuming reinvestment of dividends. Over the past 10 years Phelps Dodge's total return has been 161% as compared to -26% and -20% for Cyprus Amax and Asarco, respectively. Similarly, over the past five years, Phelps Dodge's total return has been 20% as compared to -40% for Cyprus Amax and -27% for Asarco. We are very proud of this strong management and operational track record over a difficult copper environment.

     Thus far, however, your management has refused to listen to, or consider, our proposal.

     On Tuesday afternoon, August 10, 1999, following a meeting of our board of directors, we spoke by telephone with Messrs. McAllister and Ward to request a meeting to discuss our proposal. Just a few hours later, we received from them the attached letter, dated August 10, 1999, advising that under the terms of a non-public July 15, 1999 Merger Agreement they were "not at liberty" to have such a discussion.

     Since Messrs. McAllister and Ward refused to meet with us, late yesterday we sent them the enclosed August 11 letter laying out the basic terms of our proposal and again requesting a meeting.

     This morning we received a telephone call from Messrs. McAllister and Ward again refusing to discuss our proposal.

     Although it would have been our preference to communicate through your CEO, his adamant refusal to meet with us, or even to give our written proposal any serious consideration, has required that we communicate with you directly. Since you and Cyprus Amax are the only parties to your merger agreement, and may amend it or waive its provisions at any time, for management of the two companies to state that their own agreement prevents such discussions seems a particularly weak basis for their refusal even to meet with us.

     We are making a similar proposal to Asarco. Our willingness to enter into discussions with each of you is not conditioned on the participation of the other (assuming this is consistent with any applicable binding contracts).

     We are resolute in our determination to complete this transaction with both companies. We are confident that your shareholders will recognize the superior benefits of our proposal, and will accept nothing less.

     We still strongly prefer to consummate this transaction on a mutually satisfactory, negotiated basis. Accordingly, we do not plan to disclose our proposal publicly at this time. Because of the importance of this matter to your shareholders, we request that you make a commitment, by 5:00 p.m. Friday, August 20, 1999, to meet with us promptly to commence serious negotiations.

Sincerely,

/s/ DOUGLAS C. YEARLEY                         /s/ J. STEVEN WHISLER
---------------------------------------------  ---------------------------------------------
Douglas C. Yearley                             J. Steven Whisler
Chairman and Chief Executive Officer           President and Chief Operating Officer

THE AUGUST 20 REJECTION AND REVISED PROPOSAL

     On August 20, 1999, Asarco and Cyprus Amax filed a joint proxy statement/prospectus in connection with their proposed merger, and for the first time publicly disclosed the terms of their merger agreement. In addition, Asarco and Cyprus Amax issued a press release announcing that they had set August 25, 1999 as the record date for determining shareholders entitled to vote at the shareholder meetings, scheduled for September 30, 1999, to consider approval of their proposed merger. Asarco and Cyprus Amax also disclosed Phelps Dodge's proposal for a three-way business combination and announced that they were rejecting it. Asarco and Cyprus Amax also revised upward their estimates of synergies resulting from their proposed two-party merger.

     Also on August 20, 1999, Asarco and Cyprus Amax sent the following letter to Phelps Dodge:

                                                                 August 20, 1999

Mr. Douglas C. Yearley
Chairman, President and
  Chief Executive Officer
Phelps Dodge Corporation
2600 North Central Avenue
Phoenix, AZ 85004-3050

Dear Doug:

     We have tried to reach you this morning to convey the response of our respective Boards and to share with you the attached press release.

     Each of our companies has convened its Boards and received thorough presentations from financial and legal advisors. After full consideration of your proposal, each Board unanimously decided that it was in the best interests of its shareholders to pursue the Asarco Cyprus merger. That is what we intend to do.

                                        Sincerely,
/s/ Francis R. McAllister               /s/ Milton H. Ward
--------------------------------------  --------------------------------------
Francis R. McAllister                   Milton H. Ward
Chairman and Chief                      Chairman, Chief Executive
  Executive Officer                     Officer and President
Asarco Incorporated                     Cyprus Amax Minerals
                                        Company

     During the afternoon of August 20, 1999, Phelps Dodge issued a press release announcing its revised proposal, describing the material benefits of the three-way combination and expressing its disappointment that Asarco and Cyprus Amax had rejected the August 12 proposal. Later that day, Phelps Dodge sent the following letter to the board of directors of Cyprus Amax (and sent a substantially similar letter to the board of directors of Asarco) setting forth its revised, higher premium proposal:

                    [LETTERHEAD OF PHELPS DODGE CORPORATION]

                                                                 August 20, 1999

Board of Directors of Cyprus Amax Minerals Company
c/o Mr. Milton H. Ward
Chairman, Chief Executive Officer and President
Cyprus Amax Minerals Company
9100 East Mineral Circle
Englewood, CO 80112

Ladies and Gentlemen:

     We are disappointed in your response to our proposed three-way combination of Asarco, Cyprus Amax and Phelps Dodge. As you know, we have on three recent occasions requested the opportunity to discuss our proposal, which we believe would be far superior to your shareholders than your proposed combination with Cyprus Amax.

     We are particularly disappointed that instead of accepting our previous requests to meet to discuss our proposal to acquire Asarco for a substantial premium, you chose today to announce unilaterally our interest in acquiring Asarco and Cyprus Amax and to reject our proposal in favor of your no-premium merger proposal with Cyprus Amax. This appears consistent with the manner in which you have chosen to treat your own shareholders by announcing just today, at the same time you first disclosed the terms of your July 15 merger agreement, that the record date for your shareholder vote on the no-premium merger with Cyprus Amax would be August 25. Since trades after today will settle after August 25, this effectively precluded any significant trading in the market on an informed basis before the determination of shareholders eligible to vote at your meeting.

     In light of your unilateral announcement, we have no other choice than to publicly announce our proposal to enter into a business combination with Asarco and Cyprus Amax, so that share owners of all three companies are fully informed.

Terms of our Proposal

     We propose a business combination of Phelps Dodge and Cyprus Amax pursuant to which all of the outstanding common stock of Cyprus Amax would be exchanged for Phelps Dodge common stock at an exchange ratio of 0.3135 Phelps Dodge common shares for each Asarco common share. We are also independently proposing to Asarco a business combination of Phelps Dodge and Asarco pursuant to which all of the outstanding common stock of Asarco would be exchanged for Phelps Dodge common stock at an exchange ratio of 0.4098 Phelps Dodge common shares for each Asarco common share. Based on share prices for the three companies' common shares before trading was halted this morning, these ratios imply a premium of approximately 29% for Cyprus Amax and a premium of approximately 30% for

Asarco, while preserving the relative economics of the exchange ratio under your proposed combination with Asarco.

     Following the combination, we plan to continue the current $2.00 per share Phelps Dodge common dividend. This would result in a substantial dividend increase for Cyprus Amax shareholders to 4.1 times the dividend contemplated in your proposed merger with Asarco.

     Our proposed transaction would be tax-free for your shareholders. In addition, through their ownership of Phelps Dodge common stock, your shareholders would continue to participate in the ongoing value creation of the combined company. Although we prefer a transaction involving all three companies, we are prepared to enter into a negotiated business combination with either Cyprus Amax or Asarco, regardless of whether the other company is willing to proceed on a negotiated basis.

     We believe that consideration in the form of Phelps Dodge common stock should be particularly attractive to your shareholders. Over the past several years Phelps Dodge's stock price has significantly outperformed the stock prices of Cyprus Amax and Asarco. As a result of Phelps Dodge's higher dividend, the level of outperformance is even greater when viewed on the basis of the total return to shareholders assuming reinvestment of dividends. Over the past 10 years Phelps Dodge's total return has been 161% as compared to negative 20% and negative 26% for Asarco and Cyprus Amax, respectively. Similarly, over the past 15 years, Phelps Dodge's total return has been 1024% as compared to 102% for Cyprus Amax and 25% for Asarco. We are very proud of this strong management and operational track record over a difficult copper environment.

The Combined Company

     We believe that our proposal presents a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to deliver superior results in all business cycles. Our proposal would create a much stronger company than would your proposed merger with Asarco through:

     - the significantly stronger ability of the combined company, relative to the Asarco/Cyprus Amax combination, to integrate southwestern U.S. mining operations, administrative functions in the U.S., Chile and Peru, and worldwide exploration and development activities;

     - the financial strength of the combined company and ability to create a world class portfolio of cost-competitive mining assets;

     - a strong and deep management team, at both the operating and corporate levels, with strong credibility in the marketplace;

     - the ability to eliminate substantial overhead, exploration, purchasing and other expenses through the consolidation;

     - the tremendous operating leverage of the combined company, together with enough diversity in other businesses to mitigate cyclical downturns;

     - the immediate and substantial accretion to the cash flow of the combined company resulting from the transaction;

     - the significant accretion to earnings per share of the combined company beginning in the second year after closing, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound in 2001;

     - the total current annual copper production of the combined Company of 3.8 billion pounds and the total attributable copper reserves of 80 billion pounds;

     - the increased ability of the combined company to compete for world-class projects;

     - the ability of the combined company to reduce capital expenditures;

     - the strong, liquid balance sheet of the combined company, with excellent access to capital; and

     - the way all of these factors would build greater shareholder value, on an ongoing basis, for the shareholders of all three companies.

     Through the measures described above we estimate that in a three-way combination we could achieve approximately $200 million in annual cash cost savings, fully phased in by the end of the second year after closing of the transaction. In addition, we expect lower depreciation of approximately $65 million annually, bringing total estimated annual savings to approximately $265 million. These cost savings are based on public information and our expectation that we can deliver at least $75 million in incremental savings above the new cash synergy figure of $125 million that you have projected in the proposed Cyprus Amax-Asarco combination. This does not include any cost savings from the rationalization of high-cost production during periods of low copper prices.

     Following the combination, we would expect to operate all properties in accordance with Phelps Dodge's disciplined management approach. This means that each property would be run on a basis intended to earn in excess of the cost of capital over a full copper price cycle. We believe that Phelps Dodge's management team has the credibility to make the tough decisions necessary to rapidly integrate all three businesses and to create value for shareholders.

     A three-way combination, by creating a more efficient global competitor, would also benefit the employees and customers of all three companies. We have conducted an in-depth analysis of the three-way combination from a regulatory perspective and have concluded that it will be possible to obtain the necessary approvals on a timely basis.

     Our Board of Directors has authorized this proposal and we are resolutely committed to its consummation. We are confident that your shareholders will find our proposal to be a unique and compelling opportunity. We continue to prefer to proceed on a mutually satisfactory, negotiated basis but are prepared to pursue all other avenues should that be necessary. We are ready to meet with you or your management at any time.

Sincerely,

/s/ DOUGLAS C. YEARLEY                         /s/ J. STEVEN WHISLER
---------------------------------------------  ---------------------------------------------
Douglas C. Yearley                             J. Steven Whisler
Chairman and Chief Executive Officer           President and Chief Operating Officer

THE AUGUST 25, 1999 COMMUNICATIONS

     On August 25, 1999, Asarco and Cyprus Amax issued a press release announcing that they were including as part of their proposed merger, a special payment of $5.00 per share to be paid to the stockholders of Asarco Cyprus Incorporated and would pursue the sale of certain businesses after the proposed Asarco/Cyprus Amax Merger. The press release also stated that, for 90 days following the proposed Asarco/Cyprus Amax Merger, the stockholders of Asarco Cyprus Incorporated will have the right to call a meeting to redeem the rights plan.

     In conjunction with this press release, Asarco and Cyprus Amax also sent the following letter to Phelps Dodge:

                                                                 August 25, 1999

Mr. Douglas C. Yearley
Chairman, President and
  Chief Executive Officer
Phelps Dodge Corporation
2600 North Central Avenue
Phoenix, AZ 85004-3050

Dear Doug:

     We and our respective boards have considered your revised proposal to acquire our companies. We have the following issues with your proposal:

     1. The exchange ratios proposed in your August 20 press release do not allocate to Cyprus Amax and Asarco holders a fair share of the value created by uniting their two companies. We are prepared to negotiate a transaction with Phelps Dodge that would provide our holders with .4055 shares of Phelps Dodge common stock for each Cyprus Amax share, and .5300 Phelps Dodge shares for each Asarco share.

     2. In order for us to proceed with Phelps Dodge, you must make clear that Phelps Dodge will undertake all actions necessary to secure regulatory approval for your proposed transaction including any divestiture or similar action required, and will provide credible assurances that such regulatory approval will be forthcoming. The statements in your letters concerning antitrust issues are not sufficient on this point.

     3. You have not proposed a form of contract for your transaction. We would be prepared to proceed on the basis of representations, warranties and covenants made by Cyprus Amax and Asarco to each other in their merger agreement, with similar representations, warranties and covenants made by Phelps Dodge.

     4. Your letter did not indicate whether your proposal was subject to due diligence. A due diligence requirement introduces substantial uncertainty as to your proposal. We would expect, as part of our effort to close our pending merger or any potential transaction with you as quickly as possible, that you would not require any further due diligence with respect to either Cyprus Amax or Asarco.

     We strongly believe that the combination of Cyprus Amax and Asarco, without the effect of combining further with Phelps Dodge, provides greater value to Cyprus Amax and Asarco holders than your August 20 proposal, poses fewer regulatory issues and can be completed more quickly. Accordingly, we will be proceeding to present that transaction to our stockholders and to closing on September 30, 1999. We are prepared, however, to negotiate a transaction that involves all three companies that satisfies all the foregoing requirements. For your information, we are attaching to this letter a copy of the press release Asarco and Cyprus Amax issued today concerning our response to Phelps Dodge. We also want to advise you that apart from this communication, neither party has waived any of its legal or other rights, or rights or obligations under our merger agreement.

Sincerely,

/s/ FRANCIS R. MCALLISTER                      /s/ MILTON H. WARD
---------------------------------------------  ---------------------------------------------
Francis R. McAllister                          Milton H. Ward
Chairman and Chief                             Chairman, Chief Executive
Executive Officer                              Officer and President
ASARCO Incorporated                            Cyprus Amax Minerals
                                                 Company

     Later during that afternoon, Phelps Dodge issued a press release acknowledging receipt of the August 25, 1999 letter from Asarco and Cyprus Amax and reaffirming Phelps Dodge's commitment to complete its proposed three-way combination, which benefits shareholders of all three companies. In the press release, Phelps Dodge indicated that the economic aspects of the three-way merger outlined in Asarco and Cyprus Amax's August 25 letter were totally unreasonable and would deliver nearly all of the economic value of the three-way combination to Asarco and Cyprus Amax shareholders. The press release also noted that neither Asarco nor Cyprus Amax had attempted to meet with Phelps Dodge.

THE AUGUST 27, 1999 COMMUNICATIONS

     On August 27, 1999, Phelps Dodge issued a press release announcing its filing with the Commission of registration materials relating to the exchange offers for the Asarco and Cyprus Amax common stock and of preliminary proxy materials to be used to solicit proxies from Asarco and Cyprus Amax shareholders to vote against the proposed Asarco/Cyprus Amax Merger. Phelps Dodge also announced that it has commenced litigation against Asarco, Cyprus Amax and their respective directors for breach of fiduciary duties. See "Certain Litigation." Phelps Dodge once again affirmed its preference for a negotiated combination with Asarco and Cyprus Amax and stated that it was ready to begin discussions immediately. In addition, Phelps Dodge announced that it viewed the September 30 vote as a referendum and that if the Asarco and Cyprus Amax shareholders approve the Asarco/Cyprus Amax merger, Phelps Dodge will withdraw its substantial premium proposal and will not bid further.

     Also on August 27, 1999, Phelps Dodge sent the following letter to Asarco and Cyprus Amax:

                    [LETTERHEAD OF PHELPS DODGE CORPORATION]

                                                                 August 27, 1999

Mr. Francis R. McAllister
Chairman and Chief Executive Officer
ASARCO Incorporated
180 Maiden Lane
New York, NY 10038

Mr. Milton H. Ward
Chairman, Chief Executive Officer and President
Cyprus Amax Minerals Company
9100 East Mineral Circle
Englewood, CO 80112

Dear Frank and Milt:

     We continue to believe that our proposed three-way combination is clearly superior for your shareholders than your proposed no-premium, two-party transaction. Our fully priced proposal provides a substantial premium, our $2.00 annual dividend and opportunity for participation in greater upside potential.

     In your August 25 letter to us you identified four issues with our proposal. We are prepared to accept three of your points. On the fourth point, your demand on exchange ratios, we hope that you will reconsider your unreasonable position and sit down at the table with us to complete our proposed three-way combination.

     Should you proceed to complete your two-way merger, you will proceed alone because we will withdraw our substantial premium proposal and will not bid further. Your September 30 vote will be a referendum on our proposal.

     Your proposal on exchange ratios is so unreasonable that its sincerity is questionable. It seems to be premised on the flawed assumption that since your combined production would be comparable to Phelps Dodge's, you should be valued at the same level as Phelps Dodge. Of course, this is clearly not what investors believe since it is not reflected in the relative market valuations of the three companies. The simplistic assumption you seem to be making fails to reflect Phelps Dodge's long track record of making tough management decisions and delivering significantly greater value to shareholders than either ASARCO or Cyprus Amax. Over a fifteen-year period we have delivered total returns to shareholders of 1,024% in contrast to 25% for ASARCO and 102% for Cyprus Amax.

     Moreover, based on the information in your August 20 Form S-4 registration statement, it appears that the conclusions arrived at by your own investment bankers do not support your exchange ratio demand. The exchange ratios you have demanded would deliver nearly all of the incremental value to be derived from a three-way combination to your shareholders and very little to our shareholders. This is, as you no doubt anticipated, completely unacceptable to us.

     In addition, we don't believe that your shareholders will be fooled by the flawed measures you announced which purport to accommodate the possibility of a third party transaction during the 90 days following completion of your merger. None of your public statements address in any meaningful way all of the many steps that would be necessary to give your shareholders a realistic opportunity to benefit from an attractive third party proposal. Among the additional matters that would have to be addressed if you were serious about accommodating third party transactions would be to eliminate your staggered Board and the highly unusual management entrenchment arrangements built into your two-party merger agreement.

     Those unusual management-entrenchment provisions guarantee no change in the roles of the proposed four senior executives of the ASARCO-Cyprus combined company prior to the 2002 annual meeting except upon a vote of 75% of the Board. Since management will hold 25% of the Board seats, this effectively requires a unanimous vote of the non-management directors. Because your Board is divided into three classes, this means that a buyer of 100% of the outstanding stock of the ASARCO-Cyprus combined company would not be able to obtain management control for nearly three years.

     Indeed, even in the two aspects of your 90 day proposal for which you try to take credit, there is confusion, contradiction and unnecessary complexity. You propose an unspecified shareholder mechanism to redeem your poison pill which is inevitably more cumbersome than simple Board action. Secondly, we noted with interest the statement in your August 25 press release that "In addition, change in control provisions in any employment contracts entered into by the Company will be waived for that same 90 day period." We were therefore surprised to read the contradictory statement in the Form 8-K you filed yesterday that:

       "The rights and benefits under the existing [change of control] arrangements with the employees...of each of Cyprus Amax and ASARCO, however, will remain in full force and effect and will be unaffected during the 90 days following completion of the business combination, as will any rights under arrangements entered into with such employees in substitution for any existing arrangements."

     Frankly, we believe that all of your statements concerning the 90 day period are no more than a public relations gambit, There is no evidence in your conduct to date that you have any willingness to pursue transactions that are in the best interests of your shareholders.

     With regard to the three points in your August 25 letter other than the exchange ratio, we are pleased to confirm that:

     - We are prepared to enter into a merger agreement with substantially the same representations, warranties and covenants as those contained in your July 15 merger agreement.

     - This proposal is not subject to due diligence.

     - We have studied the regulatory issues carefully and are confident that all necessary regulatory approvals for our three way combination will be obtained on a timely basis. We would be pleased to give you strong contractual assurances on this point.

     If you take seriously your fiduciary duty and want to inform yourselves about a compelling transaction that would be in the best interests of your shareholders, let's sit down and negotiate. If not, your shareholders will decide which alternative they prefer on September 30.

Sincerely,

/s/ DOUGLAS C. YEARLEY                         /s/ J. STEVEN WHISLER
---------------------------------------------  ---------------------------------------------
Douglas C. Yearley                             J. Steven Whisler
Chairman and                                   President and
Chief Executive Officer                        Chief Operating Officer

THE PHELPS DODGE EXCHANGE OFFER


     Phelps Dodge is offering to exchange 0.3135 shares of Phelps Dodge Common Stock for each outstanding Share. We are making the Offer in order to acquire control of, and ultimately the entire common equity interest in, Cyprus Amax. We intend, as soon as possible after consummation of the Offer, to have a subsidiary of Phelps Dodge merge with Cyprus Amax. In that merger each outstanding Share (other than Shares held by Cyprus Amax, us or any of our subsidiaries) would be converted into the right to receive 0.3135 shares of Phelps Dodge Common Stock. We are also making a separate offer to exchange
0.4098 shares of Phelps Dodge Common Stock for each outstanding share of Asarco common stock. We expect our proposed transaction to be tax free to you.


     The Offer will be subject to the terms and conditions set forth in the enclosed copy of the Phelps Dodge Prospectus.

THE ASARCO/CYPRUS AMAX MERGER AGREEMENT

     On July 15, 1999, Asarco and Cyprus Amax entered into the Asarco/Cyprus Amax Merger Agreement that provides for two mergers in which each share of Asarco common stock would be exchanged for a share of common stock of Asarco Cyprus Incorporated and each share of Cyprus Amax common stock would be exchanged for 0.765 shares of Asarco Cyprus Incorporated.


     The Asarco/Cyprus Amax Merger Agreement must be approved by the shareholders of both Asarco and Cyprus Amax and is subject to the satisfaction or waiver of certain other conditions, including obtaining necessary regulatory approvals. If the Asarco/Cyprus Amax Merger Agreement is not approved by the requisite vote of the shareholders, the Asarco/Cyprus Amax Merger Agreement will become terminable at the option of either Asarco or Cyprus Amax. If Cyprus Amax shareholders do not approve the Asarco/Cyprus Amax Merger Agreement and Asarco terminates the agreement for these reasons, Cyprus Amax will be required to pay a termination fee of $45 million to Asarco if Cyprus Amax enters into an agreement with or consummates a transaction with any other party within 18 months of the date Asarco terminates the agreement. Under the terms of the Asarco/Cyprus Amax Merger Agreement, Cyprus Amax will not be obligated to pay this termination fee, however, if Asarco shareholders do not approve the proposed Asarco/ Cyprus Amax Merger.

     The Asarco/Cyprus Amax Merger Agreement purports to restrain both parties, their directors, officers, employees and representatives from directly or indirectly soliciting, initiating or encouraging (whether by furnishing information or otherwise), or taking any other action designed to facilitate any inquiries or the making of any proposal which constitutes or reasonably could be expected to lead to any "takeover proposal." A takeover proposal is defined as any inquiry, proposal or offer, or any improvement, restatement, amendment, renewal or reiteration of any such inquiry, proposal or offer, from any person relating to any direct or indirect acquisition of a business or equity securities of a party or any of its subsidiaries. Asarco and Cyprus Amax have further agreed that neither of them would participate in any discussions or negotiations regarding any takeover proposal.

     The Asarco/Cyprus Amax Merger Agreement further prohibits the boards of directors of both companies from withdrawing or modifying their approval or recommendation of the Asarco/Cyprus Amax Merger. The Asarco and Cyprus Amax boards may only withdraw their recommendation to approve the Asarco/Cyprus Amax Merger if they determine in good faith, based on the advice of outside counsel, that a failure to do so would constitute a breach of fiduciary duties owed by the board to the company's shareholders.

                     ADVANTAGES OF THE PROPOSED COMBINATION

     We believe the combination of Phelps Dodge, Asarco and Cyprus Amax represents a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to excel through business cycles.

     Under the Phelps Dodge offer, you would receive:

     - A SIGNIFICANT PREMIUM FOR YOUR SHARES. Cyprus Amax shareholders would receive 0.3135 of a share of Phelps Dodge common stock for each share of Cyprus Amax common stock. This represents a 29% premium for Cyprus Amax shareholders. based on market prices of Phelps Dodge and Cyprus Amax common stock before our proposal was first publicly announced. This sizeable premium in effect represents an up-front payment to you for the substantial cost savings we expect to achieve. Because the exchange ratio in the Offer and Merger is fixed, this premium may decrease or increase based on changes in the market price of the companies' stock.

     - A SUBSTANTIAL INCREASE IN DIVIDENDS. Phelps Dodge intends to continue its current annual cash dividend of $2.00 per share. This would provide a substantial dividend increase to shareholders of both Asarco and Cyprus Amax -- equal to 4.1 times the dividend they would receive in the proposed Asarco/Cyprus Amax merger.

     - GREATER UPSIDE POTENTIAL. Cyprus Amax shareholders will enjoy an opportunity to participate in the greater upside potential resulting from our proposed combination through ownership of Phelps Dodge common stock, which has generated substantially better shareholder returns than Asarco and Cyprus Amax over the past 1, 3, 5, 10 and 15-year periods.

     The analyses discussed below include forward looking statements that involve judgments, assumptions and other uncertainties beyond the control of Phelps Dodge. As such, there can be no assurance that the cost savings or other benefits will be realized in the amounts referred to herein and actual cost savings or other benefits may be more or less than those projected. Such judgments, assumptions and uncertainties are discussed more fully below.

     Phelps Dodge believes that the Cyprus Amax Shareholders, as well as Cyprus Amax's customers, employees and the communities it serves, would realize benefits from the Offer and the Merger that are greater than the benefits that would be realized if Cyprus Amax either remains an independent entity or it completes the proposed Asarco/Cyprus Amax Merger. Phelps Dodge believes such greater benefits would be realized through the following operational and structural synergies:

     - ABILITY TO INTEGRATE OPERATIONS. We expect the combined company to have significantly greater ability to integrate southwest U.S. mining operations, administrative functions in the U.S., Chile and Peru, and worldwide exploration and development activities. Following the combination, we would expect to operate all properties in accordance with Phelps Dodge's disciplined management approach. This means that each property would be run on a basis intended to earn in excess of the cost of capital over the full copper price cycle. Following the three-way combination, the Company will have a broader portfolio of mining properties than the two-way Asarco/Cyprus Amax combination and will have integrated administrative functions in the United States, Chile and Peru and will therefore be able to better manage costs and eliminate duplicative exploration and development and administrative expenditures.


     - ACCRETION TO CASH FLOW. The combination would result in immediate and substantial accretion to the cash flow of the combined company.

     - ACCRETION TO EARNINGS. We expect the combination to result in significant accretion to earnings per share of the combined company in the second year, assuming copper prices of $0.80 -- $0.85 per pound.

     - SUPERIOR PRODUCTION CAPABILITY. The total annual worldwide copper production of the combined company would be approximately 3.8 billion pounds at current levels, with total attributable copper reserves of approximately 80 billion recoverable pounds.

     - SUBSTANTIAL COST SAVINGS. We expect the combined company to achieve annual cash cost savings of at least $200 million by the end of the second year after closing, as a result of reductions in overhead, purchasing, exploration and other expenses. We also expect at least another $65 million in annual savings from reduced depreciation expenses, bringing the total annual savings to at least $265 million. These cost savings are based on public information and our expectation that we can deliver at least $75 million in incremental savings above the cash synergy figure of $125 million projected in the proposed Asarco/Cyprus Amax merger. This does not include any cost savings from the rationalization of high-cost production during periods of low copper prices.


     Based on public information and Phelps Dodge's experience, Phelps Dodge expects to achieve the following annual savings:


                                                        ($ IN MILLIONS)
SG&A Expenses.........................................       $ 85
Exploration Savings...................................         55
Operating Synergies
  Reduce Supply Costs.................................         28
  Reduce Electric Power Costs.........................         12
  Optimize Copper Refining Operations.................          7
  Optimize Mill/Leach Mix.............................          7
  Integrate Arizona Management Support Services.......          6
                                                             ----
       Total Operating Synergies......................       $ 60
Total Cash Cost Savings...............................       $200

     Phelps Dodge's anticipated depreciation savings of $65 million per year was calculated as follows:

                                ASSET WRITEDOWN


Purchase Price........................................    $2,620.8
Asarco Book Value.....................................     1,458.5
Cyprus Amax Book Value................................     1,821.0
                                                          --------
Asset Writedown.......................................    $ -658.7
Life..................................................        10.0
Implied Depreciation..................................    $   65.9
                                                          ========

     - MANAGEMENT STRENGTH. The combined company would have a strong and deep management team, at both the operating and corporate levels, with strong credibility in the marketplace. Phelps Dodge's management team would have the opportunity to implement value-based portfolio management. We believe that Phelps Dodge's management team has the credibility to make the tough decisions necessary to integrate all three businesses rapidly and to build sustainable long-term shareholder value.

     - PORTFOLIO OF WORLD-CLASS COPPER MINES. The combined company would have a core portfolio of world-class copper mines, including Morenci, Southern Peru Copper Corporation, El Abra, Cerro Verde and Candelaria. This core portfolio would represent more than 50% of the combined company's current annual production. At current levels, these properties would produce approximately 2 billion pounds of copper annually, at an average cash cost of less than $.50 per pound.

     - OPERATING LEVERAGE. The combined company would have tremendous operating leverage, together with enough diversity in other businesses to mitigate cyclical downturns.

     - INCREASED COMPETITIVENESS. The combined company would have increased ability to compete for world-class projects.

     - REDUCED CAPITAL EXPENDITURES. By combining their businesses, Phelps Dodge, Asarco and Cyprus Amax would be able to reduce maintenance and growth capital expenditures significantly.

     - FINANCIAL STRENGTH. The combined company would have a strong, liquid balance sheet, with excellent access to capital. The company's financial strength would give it the ability to create a world-class portfolio of cost-competitive mining assets.

     We believe these factors will provide superior value creation opportunities, on an ongoing basis, for the shareholders of all three companies. We believe that your ability to participate in this value creation, through your ownership of Phelps Dodge Common Stock, is an important element of our Offer. Over the past several years, Phelps Dodge's stock price has significantly outperformed the stock prices of Asarco and Cyprus Amax. As a result of Phelps Dodge's higher dividend, the level of outperformance is even greater when viewed on the basis of the total return to shareholders assuming reinvestment of dividends:

     - Over the past 15 years, Phelps Dodge's total return has been 1,024% as compared to 25% for Asarco and 102% for Cyprus Amax (Cyprus Amax total return is measured from Cyprus Amax's May 1985 initial public offering).

     - Over the past 10 years, Phelps Dodge's total return has been 161% as compared to negative 20% for Asarco and negative 26% for Cyprus Amax.

     - Over the past five years, Phelps Dodge's total return has been 20% as compared to negative 27% for Asarco and negative 40% for Cyprus Amax.

     - Over the past three years, Phelps Dodge's total return has been 13% as compared to negative 16% for Asarco and negative 22% for Cyprus Amax.

     - Over the past one year, Phelps Dodge's total return has been 22% as compared to negative 7% for Asarco and negative 26% for Cyprus Amax.

     While we cannot make promises about future returns, we believe that our performance record indicates that we are best equipped to extract value out of the Asarco and Cyprus Amax assets.


     ADVANTAGES OF A COMBINATION OF PHELPS DODGE AND CYPRUS AMAX. Our offers for Asarco and Cyprus Amax are not conditioned on each other. We believe that the benefits of a two-way combination of Phelps Dodge with either Asarco or Cyprus Amax would result in many of the same kinds of benefits that would be realized in a three-way combination of Phelps Dodge, Asarco and Cyprus Amax, albeit to a lesser degree.


     Because Phelps Dodge was unable to discuss the above analyses with Asarco and Cyprus Amax and did not have access to substantial information concerning Asarco's and Cyprus Amax's operations, these analyses were necessarily limited in scope. In addition, such analyses involve judgments and contain forward-looking statements with respect to, among other things, normal weather conditions, future national and regional economic and competitive conditions, inflation rates, regulatory treatment, future financial market conditions, interest rates, future business decisions and other uncertainties, which, though considered reasonable by Phelps Dodge, are beyond Phelps Dodge's control and difficult to predict. Accordingly, there can be no assurance that these benefits will be realized, and the actual benefits may vary materially from those set forth above. In light of the uncertainties inherent in such analyses, the inclusion of estimated operational and structured synergies and cost savings herein should not be regarded as a representation by Phelps Dodge or any other person that such operational and structured synergies and cost savings will be achieved.

            MATERIAL CONTRACTS BETWEEN CYPRUS AMAX AND PHELPS DODGE

     Except as set forth herein, neither we nor, to the best of our knowledge, any of the persons listed in Annex A hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Cyprus Amax, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described herein, there have been no contacts, negotiations or transactions since January 1, 1996, between us or, to the best of our knowledge, any of the persons listed in Annex A hereto, on the one hand, and Cyprus Amax or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, or a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither us, nor, to the best of our knowledge, any of the persons listed in Annex A hereto, has since January 1, 1996 had any transaction with Cyprus Amax or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

                               CERTAIN LITIGATION

     On August 23, 1999, Phelps Dodge, through its directly owned subsidiary CAV Corporation, sent a written demand to Cyprus Amax for records of its shareholders, pursuant to Section 220 of the Delaware General Corporation Law. On August 24, 1999, Phelps Dodge and its directly owned subsidiary AAV Corporation commenced an action by order to show cause in the Superior Court of the State of New Jersey, Chancery Division, Mercer County pursuant to N.J.S.A. 14A:5-28 to seek shareholder records from Asarco. This action is captioned Phelps Dodge Corp. and AAV Corp. v. ASARCO Inc., Docket No. MER-C-81-99. In connection with this action, Phelps Dodge made an application for summary injunctive relief. Asarco opposed the application and argument was heard before Judge Judith Yaskin on August 26, 1999. At the hearing, the court ruled that shareholder lists and related documents must be made available to Phelps Dodge and AAV within forty-eight hours after the filing of their preliminary proxy materials with the Commission.

     In addition, Phelps Dodge has commenced actions in the Superior Court of the State of New Jersey and in the Court of Chancery of the State of Delaware, against Asarco and Cyprus Amax, and their respective boards of directors for their breach of fiduciary duties including their refusals to consider, and to allow the shareholders of both companies to consider, the Phelps Dodge proposal.

     In particular, Phelps Dodge alleges that Cyprus Amax and Asarco have entered into an illegal merger agreement that purports to prohibit the companies from taking any action or entering into any discussions relating to a takeover proposal. In light of these provisions of the Asarco/Cyprus Amax Merger Agreement, Asarco and Cyprus Amax are incapable of evaluating meaningfully the Phelps Dodge proposal and cannot make informed recommendations to their shareholders. Phelps Dodge has also challenged the termination or "break up" fee payable by Asarco in certain circumstances as grossly excessive; that fee amounts to more than 6% of Asarco's equity value as of July 15, 1999, the date of the Asarco/Cyprus Amax Merger Agreement. Furthermore, the Asarco/Cyprus Amax Merger Agreement includes corporate governance provisions that disenfranchise shareholders by guaranteeing until 2002 the management positions of the chief executive officers of Asarco and Cyprus Amax unless these provisions are changed with the approval of 75% of the full board.


     The complaints also allege that, in addition to their persistent refusals to negotiate with Phelps Dodge, Asarco and Cyprus Amax have set their shareholder meetings and record dates to favor their own merger and have rewarded management with what Phelps Dodge believes are lavish compensation and benefit packages. Phelps Dodge believes that these and other efforts undertaken by the companies amount to an attempt to favor and entrench management at the expense of shareholders.


     Phelps Dodge is seeking injunctive relief to remedy these breaches of duty, including court orders declaring that the boards of Asarco and Cyprus Amax have failed to make good faith efforts to obtain information about and adequately consider the Phelps Dodge proposal and compelling the boards of those two companies to consider the proposal and remove impediments preventing consideration of the proposal. Phelps Dodge's preliminary injunction request is scheduled to be heard by the Delaware Court of Chancery on September 27, 1999.

                            PHELPS DODGE CORPORATION

     Phelps Dodge Corporation is among the world's largest producers of copper, carbon black and magnet wire, and is the world's largest producer of continuous-cast copper rod. Phelps Dodge comprises two divisions: (i) Phelps Dodge Mining Company and (ii) Phelps Dodge Industries.

     - Phelps Dodge Mining Company is a business segment that includes our worldwide copper operations from mining through rod production, marketing and sales, other mining operations and investments, and worldwide mineral exploration and development programs.

     - Phelps Dodge Industries includes our specialty chemicals segment, our wire and cable segment, and, until they were sold in 1998, our wheel and rim operations.

     In 1998, Phelps Dodge Mining Company produced 874,000 tons of copper for our account from worldwide mining operations, and an additional 178,700 tons of copper for the accounts of our minority interest partners. Gold, silver, molybdenum, copper chemicals and sulfuric acid are by-products of our copper operations. Production of copper for our own account from our U.S. operations constituted approximately 33 percent of the copper mined in the United States in 1998. Much of our U.S. cathode copper production, together with additional copper purchased from others, is used to produce continuous-cast copper rod, the basic feed for the electrical wire and cable industry.

     Our international mining interests include Candelaria, a major copper mine in Chile, and other operations and investments in Chile and Peru. These operations produce a variety of metals and minerals including copper, gold, silver, and zinc. We also explore for metals and minerals throughout the world.

     In addition to our mining interests, we produce engineered products principally for the global energy, telecommunications, transportation and specialty chemicals sectors through Phelps Dodge Industries. Specialty chemicals are produced at Columbian Chemicals Company which is among the world's largest producers of carbon black. Carbon black is a reinforcing agent in natural and synthetic rubber that increases the service life of tires, hoses, belting and other products for the rubber industry. We also produce specialty carbon black for other industrial applications such as pigments for printing, coatings, plastics and other non-rubber applications.

     Our wire and cable segment comprises Phelps Dodge Magnet Wire Company and its subsidiaries and Phelps Dodge International Corporation and its affiliates. This segment produces wire and cable products and specialty conductors at U.S. and international operations. Phelps Dodge Magnet Wire Company produces magnet wire and other copper products for sale principally to original equipment manufacturers for use in electrical motors, generators, transformers and other products. Phelps Dodge International Corporation manufactures telecommunication and energy cables and specialty conductors.

     Our company employed approximately 13,200 people on June 30, 1999.

     Phelps Dodge was incorporated under the laws of the State of New York in 1885. Phelps Dodge's corporate headquarters is located at 2600 North Central Avenue, Phoenix, AZ 85004-3014 and its telephone number is (602) 234-8100.

     Phelps Dodge is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission.

Reports, proxy statements and other information filed by Phelps Dodge with the Commission may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the public reference facilities in the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Phelps Dodge information may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Phelps Dodge Common Stock is listed and traded on the NYSE. Reports, proxy statements and other information filed by Phelps Dodge and Asarco with the Commission may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Certain information concerning the directors and executive officers of Phelps Dodge and other representatives of Phelps Dodge who may solicit proxies from Cyprus Amax Shareholders is set forth in Annex A hereto. Certain information concerning the Shares held by the persons described in the preceding sentence and by Phelps Dodge, and certain transactions between any of them and Cyprus Amax, is set forth in Annex B hereto.

                             REVOCATION OF PROXIES

     An executed proxy may be revoked at any time prior to its exercise by submitting another proxy with a later date, by appearing in person at the Special Meeting and voting or by sending a written, signed, dated revocation which clearly identifies the proxy being revoked to either (a) Phelps Dodge in care of Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or (b) the principal executive offices of Cyprus Amax at 9100 East Mineral Circle, Englewood, Colorado 80112. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the proxy previously given is no longer effective. Phelps Dodge requests that a copy of any revocation sent to Cyprus Amax also be sent to Phelps Dodge in care of Innisfree M&A Incorporated at the above address so that Phelps Dodge may more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the Shares then outstanding.

     IF YOU HAVE ALREADY SENT A PROXY CARD TO THE CYPRUS AMAX DIRECTORS, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE APPROVAL OF THE ASARCO/CYPRUS AMAX MERGER BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.

                               VOTING PROCEDURES

     Only Cyprus Amax Shareholders of record on the Record Date are eligible to submit a proxy. Therefore, any Cyprus Amax Shareholder owning Shares held in the name of a brokerage firm, bank or other institution should sign, date and return the GOLD proxy card to such brokerage firm, bank or other institution in the envelope provided by that firm. The accompanying GOLD proxy card will be voted in accordance with the Cyprus Amax Shareholder's instructions on such GOLD proxy card.

     Cyprus Amax Shareholders (i) may vote against the approval and adoption of the Asarco/Cyprus Amax Merger or (ii) may withhold their vote or (iii) may vote for such approval and adoption by marking the proper box on the GOLD proxy and signing, dating and returning it promptly in the enclosed postage-paid envelope. If a Cyprus Amax Shareholder returns a GOLD proxy card that is signed, dated and not marked, that Cyprus Amax Shareholder will be deemed to have voted against approval and adoption of the Asarco/Cyprus Amax Merger.

     According to the joint proxy statement/prospectus of Asarco/Cyprus Amax (the "Asarco/Cyprus Amax Joint Proxy Statement") contained in the Registration Statement on Form S-4 filed by Asarco Cyprus Incorporated with the Commission on August 20, 1999 (the "Asarco Cyprus Incorporated Registration Statement"), under the Delaware General Corporation Law (the "DGCL"), the Restated Certificate of Incorporation, the By-laws of Cyprus Amax and the rules of the NYSE, as applicable, the approval and adoption of the Asarco/Cyprus Amax Merger require the affirmative vote of at least a majority of the outstanding Cyprus Amax Shares entitled to vote at the Cyprus Amax Special Meeting. Approval by the Asarco shareholders will require the affirmative vote of a majority of all votes cast by Asarco Shareholders at the Asarco Special Meeting. Please keep in mind that under the DGCL, the failure to vote, abstentions and broker non-votes will have the same effect as votes cast against approval and adoption of the Asarco/Cyprus Amax Merger Agreement.

     IF YOU WANT TO BE IN A POSITION TO ACCEPT THE OFFER, VOTE AGAINST THE ASARCO/CYPRUS AMAX MERGER BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD TODAY.

     EXCEPT AS SET FORTH ABOVE, PHELPS DODGE IS NOT AWARE OF ANY PROPOSALS TO BE BROUGHT BEFORE THE SPECIAL MEETING. SHOULD OTHER PROPOSALS BE BROUGHT BEFORE THE SPECIAL MEETING, THE PERSONS NAMED ON THE GOLD PROXY CARD WILL ABSTAIN FROM VOTING ON SUCH PROPOSALS UNLESS SUCH PROPOSALS ADVERSELY AFFECT THE INTERESTS OF PHELPS DODGE AS DETERMINED BY PHELPS DODGE IN ITS SOLE DISCRETION, IN WHICH EVENT SUCH PERSONS WILL VOTE ON SUCH PROPOSALS AT THEIR DISCRETION.

                               DISSENTERS' RIGHTS

     According to the Asarco/Cyprus Amax Joint Proxy Statement, under applicable law, neither Asarco Shareholders nor holders of Cyprus Amax Shares are entitled to appraisal rights. According to the Asarco/Cyprus Amax Joint Proxy Statement, under the DGCL, Cyprus Amax preferred stockholders will be entitled to demand appraisal of their preferred shares and to receive, instead of what Phelps Dodge offers pursuant to the Merger, an amount that the Delaware Court of Chancery decides is the "fair value" of the preferred shares.

                              OWNERSHIP OF SHARES

     According to the Asarco/Cyprus Amax Joint Proxy Statement, (i) each Share is entitled to one vote on the Asarco/Cyprus Amax Merger, (ii) as of August 19, 1999, approximately 90.5 million Shares were outstanding and (iii) the Asarco/Cyprus Amax Merger Agreement must be approved and adopted by at least a majority of outstanding Cyprus Amax shares entitled to vote at the Cyprus Amax Special Meeting.

     For information relating to the ownership of Shares by the current directors and executive officers of Cyprus Amax, see Annex C hereto. According to the Asarco/Cyprus Amax Joint Proxy Statement, based on Shares outstanding as of July 30, 1999, management of Cyprus Amax has no knowledge of any person other than those listed below who owns beneficially more than 5% of Cyprus Amax Common Stock.

                                                  SHARES OF CYPRUS AMAX
                                                      COMMON STOCK         PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER               BENEFICIALLY OWNED      OF CLASS
------------------------------------              ---------------------    --------
Trimark Investment Management Inc., as Manager
  and Trustee of certain mutual funds...........        9,355,200(1)         10.3%
     One First Canadian Place, Suite 5600
     P.O. Box 487
     Toronto, Ontario M5X 1E5, Canada

-------------------------

(1) Trimark Financial Corporation, owner of 100% of the voting equity securities of Trimark Investment Management Inc., may be deemed to be a beneficial owner of the shares. Information is provided in reliance upon information included in Schedule 13G, dated February 1, 1999, filed by Trimark Investment Management, Inc.

     The Asarco/Cyprus Amax Joint Proxy Statement contains additional information concerning the Shares, beneficial ownership of the Shares by, and other information concerning, Cyprus Amax directors and officers, compensation paid to executive officers, and the principal holders of Shares.

     THE INFORMATION CONCERNING ASARCO, CYPRUS AMAX AND THE PROPOSED ASARCO/CYPRUS AMAX MERGER CONTAINED IN THIS PROXY STATEMENT (INCLUDING ANNEX C HERETO) HAS BEEN TAKEN FROM OR IS BASED UPON DOCUMENTS AND RECORDS ON FILE WITH THE COMMISSION AND OTHER PUBLICLY AVAILABLE INFORMATION. PHELPS DODGE HAS NO KNOWLEDGE THAT WOULD INDICATE THAT STATEMENTS RELATING TO ASARCO, CYPRUS AMAX AND THE PROPOSED ASARCO/CYPRUS AMAX MERGER CONTAINED IN THIS PROXY STATEMENT IN RELIANCE UPON PUBLICLY AVAILABLE INFORMATION ARE INACCURATE OR INCOMPLETE. PHELPS DODGE, HOWEVER, HAS NOT BEEN GIVEN ACCESS TO THE BOOKS AND RECORDS OF CYPRUS AMAX, WAS NOT INVOLVED IN THE PREPARATION OF SUCH INFORMATION AND STATEMENTS, AND IS NOT IN A POSITION TO VERIFY, OR MAKE ANY REPRESENTATION WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF, ANY SUCH INFORMATION OR STATEMENTS.

                            SOLICITATION OF PROXIES

     Proxies will be solicited by mail, telephone, telegraph, telex, telecopy and advertisement and in person. Solicitation may be made by directors, executive officers and other representatives of Phelps Dodge. See Annex A hereto for a listing of such persons.


     The entire expense of Phelps Dodge's solicitation of proxies for the Special Meeting is being borne by Phelps Dodge. Phelps Dodge does not intend to seek reimbursement of its expenses related to the proxy solicitation from Cyprus Amax whether or not the proxy solicitation is successful. Phelps Dodge has retained Innisfree M&A Incorporated to assist and to provide advisory services in connection with this Proxy Statement for which Innisfree will be paid a fee of $175,000 and will be reimbursed for reasonable out-of-pocket expenses. Phelps Dodge will indemnify Innisfree M&A Incorporated against certain liabilities and expenses in connection with the proxy solicitation, including liabilities under the federal securities law.


     Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation materials to the beneficial owners of Shares for which they hold of record, and Phelps Dodge will reimburse them for their reasonable out-of-pocket expenses.

     If you have any questions concerning this Proxy Statement or the procedures to be followed to execute and deliver a proxy, please contact Innisfree M&A Incorporated at the address or phone number specified below.

     WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, YOUR PROXY AND PROMPT ACTION ARE IMPORTANT. MAKE YOUR VIEWS CLEAR TO YOUR BOARD OF DIRECTORS BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD TODAY.

                                          PHELPS DODGE CORPORATION


September 7, 1999


                           INNISFREE M&A INCORPORATED
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                         CALL TOLL-FREE: 1-877-750-5838
                Bankers and Brokers Call Collect: (212) 750-5833

                                                                         ANNEX A

                INFORMATION CONCERNING THE DIRECTORS AND SENIOR
             OFFICERS, AND CERTAIN REPRESENTATIVES, OF PHELPS DODGE

     The following table sets forth the name and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of (a) the Directors and executive officers of Phelps Dodge and (b) certain representatives of Phelps Dodge who may assist Innisfree M&A Incorporated, the Solicitation Agent, in soliciting proxies from Asarco Shareholders. Unless otherwise indicated, the principal business address of each Director or executive officer of Phelps Dodge, named below is 2600 North Central Avenue, Phoenix, AZ 85004-3014.

         NAME AND PRINCIPAL                          PRESENT OFFICE OR OTHER
          BUSINESS ADDRESS                     PRINCIPAL OCCUPATION OR EMPLOYMENT
         ------------------                    ----------------------------------

Douglas C. Yearley...........   Chairman of the Board and Chief Executive
                                Officer; Chairman of the Executive Committee;
                                Member of Finance Committee

J. Steven Whisler............   President and Chief Operating Officer; Director

Manuel J. Iraola.............   Senior Vice President, President, Phelps Dodge
                                Industries; Director

Timothy R. Snider............   Senior Vice President, President, Phelps Dodge
                                Mining Company

Ramiro G. Peru...............   Senior Vice President and Chief Financial
                                Officer

David L. Pulatie.............   Senior Vice President, Human Resources

S. David Colton..............   Vice President and General Counsel

Paul Hazen...................   Chairman of the Audit Committee and Member of
                                the Compensation and Management Development and Finance Committees

Marie L. Knowles.............   Member of the Audit, Environmental, Health and
                                Safety Committees

Gordon R. Parker.............   Member of the Committee on Directors and the
                                Finance Committee

Archie W. Dunham.............   Member of the Audit, Compensation and Management
                                Development Committees

William A. Franke............   Chairman of the Finance Committee; Member of the
                                Executive Committee and the Committee on Directors

Southwood J. Morcott.........   Chairman of the Compensation and Management
                                Development Committee; Member of the Committee on Directors and the Environmental, Health and Safety Committee

Robert N. Burt...............   Chairman of the Environmental, Health and Safety
                                Committee; Member of the Compensation and Management Development Committee

Robert D. Krebs..............   Chairman of the Committee on Directors; Member
                                of the Executive Committee and the Audit
                                Committee

                                                                       ANNEX B
           SHARES HELD BY PHELPS DODGE OR CERTAIN OF THEIR DIRECTORS, OFFICERS, EMPLOYEES AND OTHER REPRESENTATIVES AND CERTAIN
                TRANSACTIONS BETWEEN ANY OF THEM AND CYPRUS AMAX

     As of August 27, 1999, Phelps Dodge was the beneficial owner of an aggregate of 100 Shares, representing less than 1% of the Shares reported by Cyprus Amax to be outstanding. The date of the Shares purchased and the average price paid is set forth below.

DATE OF PURCHASE   NO. OF SHARES   PRICE PER SHARE
----------------   -------------   ---------------
August 12, 1999         100            $14.25

     Except as disclosed in this Proxy Statement, none of Phelps Dodge, or to the best knowledge of Phelps Dodge, any of the persons named in Annex A owns any securities of Cyprus Amax or any subsidiary of Cyprus Amax, beneficially or of record, has purchased or sold any of such securities within the past two years or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Proxy Statement, to the best knowledge of Phelps Dodge, such directors, officers, employees and other representatives, none of their associates beneficially owns, directly or indirectly, any securities of Asarco.

     In the ordinary course of its business, Morgan Stanley & Co. Incorporated ("Morgan Stanley") engages in securities trading and brokerage activities and may trade or otherwise effect transactions in debt or equity securities or senior loans of Cyprus Amax for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or senior loans. As of August 25, 1999, Morgan Stanley held a net short position of -19,972 Shares.

     Except as disclosed in this Proxy Statement, none of Phelps Dodge, its directors, officers, employees or other representatives named in Annex A or, to the best of Phelps Dodge's knowledge, its associates has any arrangement or understanding with any person (1) with respect to any future employment by Cyprus Amax or its affiliates or (2) with respect to future transactions to which Cyprus Amax or any of its affiliates will or may be a party, other than sales of products and services in the ordinary course of business.

                                                                         ANNEX C

         SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS OF CYPRUS AMAX

     The following table sets forth the beneficial ownership of Cyprus Amax common stock as of June 30, 1999, except as otherwise noted, by (a) each current director, (b) the five most highly compensated executive officers of Cyprus Amax and (c) all directors and executive officers as a group. Unless otherwise specified, the directors and officers have sole voting and investment power with respect to these securities. Cyprus Amax currently has Series A convertible preferred stock issued and outstanding, none of which is beneficially owned by directors or executive officers.

                       SHARES OF CYPRUS AMAX COMMON STOCK

                                                 ADDITIONAL
                                   SHARES       SHARES DEEMED
                                BENEFICIALLY    BENEFICIALLY                  PERCENT
NAME                              OWNED(1)        OWNED(2)         TOTAL      OF CLASS
----                            ------------    -------------    ---------    --------
Milton H. Ward................   2,030,636               0       2,030,636      2.2%
Linda G. Alvarado.............       9,815           4,843          14,658      (1)
George S. Ansell..............       8,875(3)        7,080          15,955      (1)
Allen Born(4).................      55,205               0          55,205      (1)
William C. Bousquette.........       8,500          28,325          36,825      (1)
Thomas V. Falkie..............      12,000           7,727          19,727      (1)
Ann Maynard Gray..............       7,650           4,492          12,142      (1)
Rockwell A. Schnabel..........      30,000          25,831          55,831      (1)
Theodore M. Solso.............       8,000          22,427          30,427      (1)
John H. Stookey...............       8,000           3,800          11,800      (1)
James A. Todd, Jr.(4).........      44,398               0          44,398      (1)
Billie B. Turner..............       9,500          12,222          21,722      (1)
Gerald J. Malys...............     381,224(3)            0         381,224      (1)
Jeffery G. Clevenger..........     317,880(3)            0         317,880      (1)
Garold R. Spindler(5).........     441,295               0         441,295      (1)
Philip C. Wolf................     241,204               0         241,204      (1)
All directors and executive
  officers as a group (20
  persons)....................   4,095,088(3)      116,747       4,211,835      4.7%

-------------------------

(1) All directors and executive officers as a group (20 persons) beneficially own 4.7% of the outstanding Cyprus Amax common stock, including 2.2% beneficially owned by Mr. Ward. No other individual director or executive officer beneficially owns 1% or more of the outstanding Cyprus Amax common stock.

(2) Units denominated as Cyprus Amax common stock equivalents held in the Deferred Compensation Plan for Non-Employee Directors. All of the nine current non-employee directors elected to participate in the plan during 1999. Units held in the plan by Messrs. Born and Todd were converted to shares of common stock upon their retirement from the Board (see Note (4)). The units are rounded to the nearest whole share.

(3) Dr. Ansell shares voting power with respect to 375 shares; Mr. Clevenger shares voting power with respect to 15,986 shares; and Mr. Malys shares voting power with respect to 10,000 shares. The total for all directors and executive officers as a group includes 600 shares for which an executive officer disclaims beneficial ownership.

(4) Messrs. Born and Todd retired from their positions as directors on May 6, 1999 and the share ownership described above is as of May 6, 1999.

(5) Mr. Spindler left Cyprus Amax on June 30, 1999, in conjunction with the sale of its U.S. coal assets.

     The shares shown in the above table include:

     - Shares which certain persons have the rights to acquire within 60 days through the exercise of stock options issued under the Cyprus Amax Stock Plan for Non-Employee Directors. These shares include 5,000 shares for each of Mses. Alvarado and Gray, Drs. Ansell and Falkie, and Messrs. Bousquette, Schnabel, Solso, Stookey and Turner and 8,000 shares for Messrs. Born and Todd.

     - Shares which certain persons have the rights to acquire within 60 days through the exercise of stock options issued under the Cyprus Amax Management Incentive Program. These shares include 1,497,921 for Mr. Ward; 242,726 for Mr. Malys; 178,200 for Mr. Clevenger; 323,900 for Mr. Spindler; and 164,706 for Mr. Wolf. The stock options exercisable under this program and the Cyprus Amax Stock Plan for Non-Employee Directors total 2,768,549 for all directors and executive officers as a group.

     - Shares of restricted stock acquired through the Cyprus Amax Management Incentive Program and the Cyprus Amax Key Executive Long-Term Incentive Plan. These shares include 350,000 for Mr. Ward; 120,475 for Mr. Malys; 109,710 for Mr. Clevenger; 73,985 for Mr. Wolf; and 820,230 for all directors and executive officers as a group. The holders of restricted shares have the power to vote these shares and receive dividends but do not have investment power until the shares vest.

     - Shares acquired through the employee savings plan for which the trustee has shared voting and investment power. These shares include 2,995 for Mr. Ward; 6,189 for Mr. Malys; 4,513 for Mr. Clevenger; 995 for Mr. Spindler; 2,513 for Mr. Wolf; and 27,498 for all executive officers as a group. The shares reported are rounded to the nearest whole share.

                                     PROXY

         PROXY SOLICITED BY PHELPS DODGE CORPORATION IN OPPOSITION TO THE PROXY [SOLICITED BY THE DIRECTORS OF CYPRUS AMAX MINERALS COMPANY]

         The undersigned, a holder of record of shares of common stock, without par value (the "Shares"), of Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus Amax"), at the close of business on August 25, 1999 (the "Record Date"), hereby appoints Douglas C. Yearley, J. Steven Whisler and Manuel
J. Iraola, or any of them, the proxy or proxies of the undersigned, each with full power of substitution, to attend the Special Meeting of Cyprus Amax Shareholders to be held on September 30, 1999 (and any adjournments, postponements, continuations or reschedulings thereof), at which holders of Shares will be voting on, among other things, approval and adoption of the Agreement and Plan of Merger, dated as of July 15, 1999, by and among Cyprus Amax, ASARCO Incorporated, a New Jersey corporation ("Asarco"), Asarco Cyprus Incorporated, a Delaware corporation ("Asarco Cyprus Incorporated"), and two wholly owned subsidiaries of Asarco Cyprus Incorporated (the "Asarco/Cyprus Amax Merger Agreement"), providing for the merger of the two wholly owned subsidiaries with and into Asarco and Cyprus Amax, respectively, with Asarco and Cyprus Amax each surviving, and to vote as specified in this Proxy all the Shares which the undersigned would otherwise be entitled to vote if personally present. The undersigned also directs the Trustees of Cyprus Amax Savings Plan and Trust, Cyprus Amax Thrift Plan For Bargaining Unit Employees, the Equatorial Mining North America, Inc. ("Equatorial") 401(k) Profit Sharing Plan, and the Chemetall Corporation ("Chemetall") Savings Plan (as applicable, with respect to shares of common stock held for the benefit of the undersigned) to vote in person or by proxy at such special meeting, all Shares held by or for the benefit of the undersigned. The Trustee of Equatorial Plan may or may not vote undirected Shares in the plan, the Trustee of the Chemetall Plan will vote solely in accordance with written directions of the participants in the plan, and the Trustees of the remaining plans will vote undirected Shares held by them in direct proportion to the voting of Shares for which instructions have been received. The undersigned hereby revokes any previous proxies with respect to the matters covered in this Proxy.

         THE BOARD OF DIRECTORS OF PHELPS DODGE CORPORATION RECOMMENDS A VOTE AGAINST APPROVAL AND ADOPTION OF THE ASARCO/CYPRUS AMAX MERGER AGREEMENT AND THE PROPOSED ASARCO/CYPRUS AMAX TRANSACTION. IF RETURNED CARDS ARE SIGNED BUT NOT MARKED, THE UNDERSIGNED WILL BE DEEMED TO HAVE VOTED AGAINST APPROVAL AND ADOPTION OF THE ASARCO/CYPRUS AMAX MERGER AGREEMENT AND THE PROPOSED ASARCO/CYPRUS AMAX TRANSACTION.



                      PLEASE SIGN AND DATE ON REVERSE SIDE

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE

         THE BOARD OF DIRECTORS OF PHELPS DODGE CORPORATION RECOMMENDS A VOTE AGAINST THE PROPOSAL.

         PROPOSAL: APPROVAL AND ADOPTION OF THE ASARCO/CYPRUS AMAX MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY

                                                    AGAINST     FOR     ABSTAIN

                                                     / /       / /       / /

         In its discretion, this Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournments, postponements, continuations or reschedulings thereof.







IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CONTACT INNISFREE M&A INCORPORATED AT 1-877-750-5838.

                                    DATE:
                                          --------------------------


                                    --------------------------------
                                    SIGNATURE


                                    --------------------------------
                                    SIGNATURE


                                    --------------------------------
                                    TITLE(S)



                                    Please sign your name exactly as it appears hereon. When shares are held of record by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership name, please sign in partnership name by authorized person.